Exhibit 5.1

                                            February 13, 1997


Suburban Ostomy Supply Co., Inc.
75 October Hill Road
Holliston, MA  01746

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 688,820 shares of Common Stock, no par value per share of Suburban Ostomy Supply Co., Inc., a Massachusetts corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-8 relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary as a basis for the opinion as hereinafter expressed.

         Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the Commonwealth of Massachusetts.

         2. The Company is authorized to issue 40,000,000 shares of common stock with no par value per share.

         3.       The  688,820  shares  of  common  stock  proposed  to be  sold pursuant to the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions in the prospectus constituting a part of the Registration Statement.

                                         Very truly yours,


                                        /s/ Hutchins, Wheeler & Dittmar
                                        Hutchins, Wheeler & Dittmar
                                        A Professional Corporation
JW/JL

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